NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
860 653-4541

GRIFFIN’S 2009 ANNUAL MEETING OF STOCKHOLDERS

NEW YORK, NEW YORK (May 12, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) will hold its 2009 Annual Meeting of Stockholders today.  Frederick M. Danziger, Griffin’s President and Chief Executive Officer, will update stockholders at the Annual Meeting on Griffin’s current activities.  Mr. Danziger will report that for Griffin’s real estate business, Griffin Land, the emphasis is on leasing currently vacant space and seeking build-to-suit projects for the warehouse/industrial sector.  Construction of the new warehouse for Tire Rack is on schedule for completion this summer.  Mr. Danziger will state that Griffin Land has not signed any significant new leases for its industrial properties and the rate of incoming inquiries is slow.  In discussing office space, Mr. Danziger will state that there has been an increase recently in requests for proposals despite the difficult real estate market and high vacancy rate in the North Hartford market.  Mr. Danziger will report that Griffin Land recently executed a lease for a full building of 40,000 square feet of office space.

Mr. Danziger will report that land sales for residential subdivision continue to reflect the weak housing market and that Meadowood continues through the approval process.  Mr. Danziger will state that Griffin Land does not expect to offer that project for sale until housing demand improves, which the Company does not expect for at least a couple of years.

In the financing area, Mr. Danziger will report that Griffin has agreed to terms on an $8.5 million mortgage, potentially increasable to $10.5 million, on 250,000 square feet of Griffin Land’s warehouse space in New England Tradeport.  This financing, along with the previously announced $12 million construction to permanent financing for the Tire Rack warehouse and the $10 million revolving credit facility that were recently completed are expected to be sufficient for Griffin’s current requirements, as the Company does not anticipate any speculative building until much of the vacancy in its current portfolio is absorbed.  Mr. Danziger will also state that Griffin remains hopeful of finding attractively priced industrial land and/or land and buildings outside of the Hartford, Connecticut area.  The Company has made some offers and studied several potential acquisitions, but nothing has reached the contract stage.  Mr. Danziger will state that he expects this method of expansion will play a key role in Griffin’s growth.

Mr. Danziger will state that, as feared, sales in Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), are proving to be difficult this spring.  The combination of the weak economy and collapse of the housing market have affected, particularly heavily, the wholesaler customer segment, whose principal customers are landscapers and real estate developers.  A significant portion of Imperial’s inventories were planned to be sold to wholesalers as Imperial closes its Florida operation this year.  Imperial is aggressively pricing product from both its Connecticut and Florida farms, but overall demand remains soft.  Mr. Danziger will report that thus far this spring, Imperial has achieved substantial sales of its Florida inventory but cannot yet be sure of its results as Florida continues to wind down.  Mr. Danziger also will state that by early July, when Griffin will report its second quarter results, Griffin will be in a better position to evaluate the sell off of Imperial's Florida inventory and landscape nursery operations as a whole.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

    This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the leasing of vacant space in the real estate business, the development of Meadowood, the acquisition of undeveloped land and/or buildings in the real estate business, the improvement in the operating results of Imperial and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 29, 2008. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.